Filed Pursuant to Rule 433 of the Act
Registration No. 333-148655
November 9, 2009
Pioneer Natural Resources Company
Pricing Term Sheet

Issuer:	Pioneer Natural Resources Company
Security Type:	SEC Registered
Principal Amount:	$450,000,000
Ratings:	Ba1 / BB+ / BB+ (Negative/Negative/Stable)
Coupon:	7.50%
Stated Maturity Date:	January 15, 2020
Issue Price:	99.142% of face amount
Yield to Maturity:	7.625%
US Treasury Benchmark:	3.625% due August 15, 2019
US Treasury Yield:	3.488%
Spread to US Treasury:	4.137%
Trade Date:	November 9, 2009
Original Issue/Settlement Date:	November 13, 2009
Interest Payment Dates:	January 15 and July 15 commencing January 15, 2010
Make Whole Call:	Greater of par or T+50 bps
Joint Book-Running Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
RBS Securities Inc.
UBS Securities LLC
Senior Co-Managers:	Banc of America Securities LLC
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Co-Managers:	Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities Inc. at 1-866-430-0686 or Wells Fargo Securities, LLC at (704) 715-7035.
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